As filed with the Securities and Exchange Commission on November 2, 2010
Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ELIZABETH ARDEN, INC.

(Exact name of registrant as specified in its charter)

Florida	59-0914138

(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

2400 S.W. 145th Avenue, Miramar, Florida 33027

(Address of Principal Executive Offices) (Zip Code)

Elizabeth Arden, Inc. 2010 Stock Award and Incentive Plan

(Full title of the plan)

Oscar E. Marina Executive Vice President, General Counsel and Secretary Elizabeth Arden, Inc. 2400 S.W. 145th Avenue Miramar, Florida 33027

(Name and address of agent for service)

(954) 364-3514

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[X]
Non-accelerated filer	[ ] (Do not check if a smaller reporting company)	Smaller reporting company	[ ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)

Common Stock, $.01 Par Value	1,100,000	$19.875	$21,862,500	$1,558.80

(1)	This Registration Statement covers a total of 1,100,000 shares of the Registrant's Common Stock that are available for issuance under the Elizabeth Arden Inc. 2010 Stock Award and Incentive Plan.

(2)

Estimated solely for the purpose of calculating the registration fee based on the average of the high and low selling prices of the Registrant's common stock as reported on October 28, 2010, in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended.

PART I

        Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, and the "Note" to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

        The following documents, which have been filed by Elizabeth Arden, Inc. (File No. 1-6370), are incorporated herein by reference:

(a)	Elizabeth Arden's Annual Report on Form 10-K for the fiscal year ended June 30, 2010; and

(b)

the description of our Common Stock which is contained under the caption "Description of the Registrant's Securities to be Registered" in our Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the "Commission") on September 4, 1997, as amended by the Amendment to Registration Statement on Form 8-A, filed with the Commission on September 30, 1997.

        All documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities covered by this Registration Statement have been sold or which deregisters all of the securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this document from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this document, will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this document or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this document modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

          Not applicable.

Item 5.  Interests of Named Experts and Counsel.

          The validity of the shares offered hereby is being passed upon on our behalf by Oscar E. Marina, Esq., our Executive Vice President, General Counsel and Secretary. As of November 1, 2010, Mr. Marina owned 36,792 shares of Common Stock, had options to purchase 75,267 shares of Common Stock and had 34,967 shares of unvested restricted Common Stock that were granted under our 2000 Stock Incentive Plan and our 2004 Stock Incentive Plan, as amended and restated. In addition, Mr. Marina has been awarded 900 shares of unvested restricted stock under the our 2010 Stock Award and Incentive Plan, subject to shareholder approval of our 2010 Stock Award and Incentive Plan and the filing of this Form S-8.

Item 6.  Indemnification of Directors and Officers.

          We have authority under Section 607.0850 of the Florida Business Corporation Act (the "FBCA") to indemnify our directors and officers to the extent provided for in such statute. Our Amended and Restated Articles of Incorporation provide that, to the fullest extent permitted by applicable law, as amended from time to time, we will indemnify any person who was or is a director or officer of the company, or serves or served in such capacity with any other enterprise at our request, against all fines, liabilities, settlements, costs and expenses asserted against or incurred by such person in his capacity or arising out of his status as such officer or director. We may also indemnify our employees or agents if our Board so approves. This indemnification includes the right to advancement of expenses when allowed pursuant to applicable law.

          The provisions of the FBCA authorize a corporation to indemnify its officers and directors in connection with actions, suits and proceedings brought against them if the person acted in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal actions, had no reasonable cause to believe the person's conduct was unlawful. Unless pursuant to a determination by a court, the determination of whether a director, officer or employee has acted in accordance with the applicable standard of conduct must be made by (i) a majority vote of directors who were not parties to the proceeding or a committee consisting solely of two or more directors not parties to the proceedings, (ii) independent legal counsel selected by a majority vote of the directors who were not parties to the proceeding or committee of directors (or selected by the majority vote of the full board if a quorum or committee can not be obtained), or (iii) the affirmative vote of the majority of the corporation's shareholders who were not parties to the proceeding.

          The FBCA further provides that a corporation may make any other or further indemnity by bylaw, agreement, vote of shareholders or disinterested directors or otherwise, except with respect to certain enumerated acts or omissions of such persons. Florida law prohibits indemnification or advancement of expenses if a judgment or other final adjudication establishes that the actions of a director, officer or employee constitute (i) a violation of criminal law, unless the person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which such person derived an improper personal benefit, (iii) willful misconduct or conscious disregard for the best interests of the corporation in the case of a derivative action by a shareholder, or (iv) in the case of a director, a circumstance under which a director would be liable for improper distributions under Section 607.0834 of the FBCA. The FBCA does not affect a director's responsibilities under any other law, such as federal securities laws.

          We have also entered into indemnification agreements with each of the members of our board of directors and certain of our officers. Under the terms of the indemnification agreements, each director or officer is entitled to the right of indemnification if, by reason of his/her corporate status, he/she is, or is threatened to be made, a party to or participant in any threatened, pending or completed proceedings. The registrant will indemnify each director against expenses, judgments, damages, liabilities, losses, penalties, excise taxes and amounts incurred or paid by him/her or on his/her behalf in connection with such proceeding or any claim, issue or matter therein, if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal proceeding, had no reasonable cause to believe his/her conduct was unlawful. The registrant will indemnify each director and officer for all expenses actually and reasonably incurred if he/she is successful on the merits. The indemnification agreements also provide for advancement of reasonable expenses, subject to proper notice being submitted to the registrant. We also maintain directors' and officers' liability insurance for our directors and officers.

          At present, there is no pending litigation or other proceeding involving our directors or officers as to which indemnification is being sought, nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Item 7.  Exemption from Registration Claimed.

          Not applicable.

Item 8.  Exhibits.

          The exhibits filed as part of this Registration Statement are as follows:

EXHIBIT NUMBER	DESCRIPTION

5.1	Opinion of Oscar E. Marina, Executive Vice President, General Counsel and Secretary.

10.35	The Elizabeth Arden, Inc. 2010 Stock Award and Incentive Plan.

23.1	Consent of Oscar E. Marina, Executive Vice President, General Counsel and Secretary (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Powers of Attorney (included as part of the signature page hereto).

Item 9.  Undertakings.

          The undersigned Registrant hereby undertakes:

          (a)   (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                          (i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                          (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 2, 2010.

ELIZABETH ARDEN, INC.

By: /s/ E. Scott Beattie

E. Scott Beattie Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of E. Scott Beattie and Oscar E. Marina, or either of them, each acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, in connection with the registrant's Registration Statement on Form S-8 under the Securities Act of 1933, including to sign the Registration Statement in the name and on behalf of the registrant or on behalf of the undersigned as a director or officer of the registrant, and any and all amendments or supplements to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their capacities and on the dates indicated.

Signature	Title	Date

/s/ E. Scott Beattie E. Scott Beattie	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	November 2, 2010
/s/ Stephen J. Smith Stephen J. Smith	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 2, 2010
/s/ Fred Berens Fred Berens	Director	November 2, 2010
________________ A. Salman Amin	Director	November 2, 2010
/s/ Maura J. Clark Maura J. Clark	Director	November 2, 2010
/s/ Richard C. W. Mauran Richard C. W. Mauran	Director	November 2, 2010
/s/ William M. Tatham William M. Tatham	Director	November 2, 2010
/s/ J. W. Nevil Thomas J.W. Nevil Thomas	Director	November 2, 2010

EXHIBIT INDEX
EXHIBIT NUMBER	DESCRIPTION

5.1	Opinion of Oscar E. Marina, Executive Vice President, General Counsel and Secretary (includes Exhibit 23.1, Consent of Oscar E. Marina, Executive Vice President, General Counsel and Secretary).

10.35	The Elizabeth Arden, Inc. 2010 Stock Award and Incentive Plan.

23.2	Consent of PricewaterhouseCoopers LLP.